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                                                                    EXHIBIT 99.8

                                  DUANE H. LUND
                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), is made and entered into as of the 16th day of November, 1998 (the "Effective Date"), by and between Wellington Properties Trust, a Maryland real estate investment trust (the "Employer"), and Duane H. Lund (the "Executive").

                                    RECITALS

         A. The Employer desires to employ the Executive as an officer of the Employer for a specified term.

         B. The Executive is willing to accept such employment, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

                                   AGREEMENTS

         1. POSITION AND DUTIES. The Employer hereby employs the Executive as Chief Executive Officer of the Employer, or in such other comparable or other capacity as shall be mutually agreed between the Employer and the Executive. During the period of the Executive's employment hereunder, the Executive shall devote his best efforts and full working time, energy, skills and attention to the business and affairs of the Employer, on an exclusive basis. The Executive's duties and authority shall consist of and include all duties and authority customarily performed and held by persons holding equivalent positions with real estate investment trusts ("REIT's") similar in nature and size to the Employer, as such duties and authority are reasonably defined, modified and delegated from time to time by the Board of Directors of the Employer (the "Board"). The Executive shall have the powers necessary to perform the duties assigned to him, and shall be provided such supporting services, staff, secretarial and other assistance, office space and accouterments as shall be reasonably necessary and appropriate in light of such assigned duties.

         2. COMPENSATION. As compensation for the services to be provided by the Executive hereunder, the Executive shall receive the following compensation and other benefits:

            (a) BASE SALARY. The Executive shall receive an aggregate annual minimum "Base Salary" at the rate of One Hundred and Fifty Thousand dollars ($150,000) per annum, payable in periodic installments in accordance with the regular payroll practices of the Employer. Such Base Salary shall, during the term hereof, be subject to review annually by the Compensation Committee of the Board of Directors of the Employer (the "Board") to


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determine appropriate adjustments, if any, in Base Salary, in accordance with the Employer's compensation policies, as they may be established from time to time.

            (b) PERFORMANCE BONUS. The Executive shall receive an annual cash "Performance Bonus," of up to a maximum of two hundred percent (200%) of the Executive's Base Salary for such fiscal year payable within thirty (30) days after the end of the fiscal year of the Employer, which shall be based upon company-wide and individual performance criteria mutually agreed upon from time to time by the Executive and the Board, and which shall be determined by the Board based upon the recommendation of the Compensation Committee of the Board.

            (c) BENEFITS. The Executive shall be entitled to all perquisites, plans and benefits extended to similarly situated executives, including as such are stated in the Employer's Executive Perquisite Policy (the "Perquisite Policy") promulgated for the Board by the Compensation Committee of the Board, and which Perquisite Policy is hereby incorporated by reference, as amended from time to time. In addition, the Executive shall be entitled to participate in all plans and benefits generally, from time to time, accorded to employees of the Employer ("Benefit Plans"), all as determined by the Board from time to time based upon the input of its Compensation Committee.

            (d) WITHHOLDING. The Employer shall be entitled to withhold, from amounts payable to the Executive hereunder, any federal, state or local withholding or other taxes or charges which, from time to time, it is required to withhold. The Employer shall be entitled to rely upon the advice and counsel of its independent accountants with regard to any question concerning the amount or requirement of any such withholding.

         3. TERM AND TERMINATION.

            (a) TERM. The term of this Agreement and the Executive's employment hereunder shall be three (3) years, commencing as of the Effective Date. This Agreement and the term of the Executive's employment hereunder will automatically renew for one (1) additional year on each anniversary of the Effective Date, unless sooner terminated at any time by either party, with or without cause, such termination to be effective as of either (i) one (1) business day after written notice to that effect is delivered by the Employer to the Executive [except as and to the extent otherwise required under subparagraphs (e) and (g) of this Section 3]; or (ii) thirty (30) days after written notice to that effect is delivered to the Employer by the Executive, whichever is applicable to the termination in question.

            (b) VOLUNTARY TERMINATION BY EXECUTIVE. In the event that the Executive voluntarily terminates his employment under this Agreement, other than pursuant to Section 3(d) of this Agreement, then the Employer shall only be required to pay the Executive such Base Salary and other benefits as shall have accrued through the effective date of the termination, and the Employer shall not be obligated to pay any Performance Bonus for the then-current (or any prior) fiscal year, or have any further obligations whatsoever to the



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Executive (other than payment of amounts remaining unpaid pursuant to declared
Performance Bonuses for prior fiscal years and reimbursement of previously approved expenses).

            (c) PREMATURE TERMINATION BY EMPLOYER.

            (i) In the event of the termination of the employment of the Executive under this Agreement: (A) by the Employer for any reason other than in accordance with the provisions of subparagraph (e) ("for cause"), subparagraph (f) (death), or subparagraph (g) (disability) of this Section 3, then notwithstanding any actual or allegedly available alternative employment or other mitigation of damages by (or which may be available to) the Executive, the Executive shall be entitled to a "Lump Sum Payment" equal to the sum of: (w) his monthly Base Salary then payable, multiplied by thirty-six (36); plus (x) three (3) times the average of the two (2) most recent annual Performance Bonuses that the Executive received from the Employer; plus (y) the monthly average of the two (2) most recent annual Performance Bonuses that the Executive received from the Employer, multiplied by the number of full calendar months the Executive was employed during the then-current fiscal year of the Employer. In the event of a termination governed by this subparagraph (c)(i) of Section 3, the Employer shall also: (z) continue for the Executive (provided that such items are not available to him by virtue of other employment secured after termination) the perquisites, plans and benefits provided under the Employer's Perquisite Policy and Benefit Plans as of and after the date of termination, provided such plans or benefits permit such continuation, [all items in (z) being collectively referred to as "Post-Termination Perquisites and Benefits"], for thirty-six (36) months following such termination. The payments and benefits provided under (x), (y), and (z) above shall be in addition to such Base Salary as shall have accrued and remain unpaid as well as any expense reimbursements or other payments relating to the period preceding such termination and remaining due and owing to the Executive but shall (aa) be in lieu of any Performance Bonus that the Executive might have otherwise earned for the then-current fiscal year; and (bb) be in addition to the payment of any theretofore declared Performance Bonus compensation for any prior fiscal year that remains unpaid as of the date of termination.

            (ii) Payment to the Executive under this Section 3(c) will be made in a lump sum.

            (d) CONSTRUCTIVE DISCHARGE. If at any time during the term of this Agreement, except in connection with a "for cause" termination pursuant to subparagraph (e) of this Section 3 or the Executive's death or disability termination pursuant to subparagraphs (f) and (g) respectively of this Section 3, the Executive is Constructively Discharged (as hereinafter defined), then the Executive shall have the right, by written notice to the Employer given within one hundred and twenty (120) days of such Constructive Discharge, to terminate his services hereunder, effective as of thirty (30) days after such notice, and the Executive shall have no further rights or obligations under this Agreement except as specified in Section 5 hereof. The Executive shall in such event be entitled to a Lump Sum Payment of his Base Salary and Performance Bonus compensation, as well as, all of the Post-Termination



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Perquisites and Benefits, as if such termination of his employment had been effectuated pursuant to subparagraph (c) of this Section 3 and subject to all of the conditions set forth in subparagraph (c) of this Section 3.

For purposes of this Agreement, the Executive shall be deemed to have been "Constructively Discharged" upon the occurrence of any one of the following events:

                           (i) The Executive is removed from the position with the Employer set forth in Section 1 hereof, other than as a result of the Executive's appointment to a position of comparable or superior authority and responsibility, or other than for cause, and provided further, that the Employer shall be permitted to broaden and expand the Executive's responsibilities, whether in the same or different position without such change constituting a "Constructive Discharge" hereunder;

                           (ii) The Executive shall fail to be vested by the Employer with the powers, authority and support services customarily attendant to said office within the REIT industry, other than for cause;

                           (iii) The Employer shall formally notify the Executive, in writing, that the employment of the Executive will be terminated (other than for cause) or materially modified (other than for cause) in the future, or that the Executive will be Constructively Discharged in the future; or

                           (iv) The Employer changes the primary employment location of the Executive to a place that is more than one hundred
         (100) miles from the primary employment location as of the Effective Date of this Agreement, other than in connection with a general relocation of the headquarters office (or staff) of the Employer; or

                           (v) The Employer commits a material breach of its obligations under this Agreement, which it fails to cure or commence to cure within thirty (30) days after receipt of written notice thereof from the Executive (or if cure is not possible within such thirty (30) days, then the Employer must have failed to either commence to cure within thirty (30) days or have failed to complete to cure within sixty
         (60) days).

            (e) TERMINATION FOR CAUSE. The employment of the Executive under this Agreement may be terminated by the Employer on a "for cause" basis, as hereinafter defined. If the Executive's employment is terminated by the Employer "for cause" under this subparagraph (e), then the Employer shall only be obligated to pay the Executive such Base Salary as shall have accrued through the effective date of the termination, and the Employer shall not be required to pay the Executive any Performance Bonus for the current fiscal year, or have any further obligations whatsoever to the Executive (other than payment of amounts remaining unpaid pursuant to declared Performance Bonuses for prior fiscal years and reimbursement for previously approved expenses). Termination "for cause" shall mean the termination of Executive's employment on the basis of, or as a result of, one or more of the following circumstances: (i) a violation by the Executive of any applicable material law or



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regulation respecting the business of the Employer; (ii) the Executive being found guilty of, or being publicly associated with, a felony or an act of dishonesty or an act of willful or reckless behavior in connection with the performance of his duties as an officer of the Employer, or otherwise; or (iii) the Executive's course of conduct constituting the willful or negligent failure of the Executive to perform his duties hereunder and which is, or may result in a material detriment to the Company as reasonably determined by the Board. The Executive shall be entitled to thirty (30) days' prior written notice (the "Termination Notice") of the Employer's intention to terminate his employment for cause and such Termination Notice shall: specify the grounds for such termination; afford the Executive a reasonable opportunity to cure any conduct or act (if curable) alleged as grounds for such termination; and, afford the Executive a reasonable opportunity to present to the Board his position regarding any dispute relating to the existence of such cause. Notwithstanding the foregoing procedure, the Employer (through the Board) shall have the unilateral right to make the final substantive determination as to whether the Executive has properly remedied or otherwise addressed those matters described in the Termination Notice as grounds for termination of the Executive's employment; and in the event that the Employer determines (as of the expiration of the above-contemplated 30-day period), that the Executive has not appropriately remedied or otherwise addressed those matters, then the Executive's term of employment shall in all events automatically terminate as of the thirtieth (30th) day after the Employer delivers the Termination Notice, without any responsibility of obligation of the Employer to provide the Executive with any further notice or explanation of the grounds for his termination.

            (f) PAYMENTS UPON DEATH. This Agreement shall terminate upon the death of the Executive. Upon the Executive's death and the termination of the Agreement the Employer shall only be obligated to pay: (i) such Base Salary as shall have accrued through the date of death; plus (ii) one-half (1/2) of the monthly average of the two (2) most recent annual Performance Bonuses that the Executive received from the Employer multiplied by the number of full calendar months the Executive was employed during the then-current fiscal year of the Employer, and the Employer shall not have any further obligations to the Executive (other than payment of amounts remaining unpaid pursuant to declared Performance Bonuses for prior fiscal years and reimbursement of previously approved expenses). The amount the Employer shall be obligated to pay upon the Executive's death shall be made to such beneficiary, designee or fiduciary as Executive may have designated in writing or, failing such designation, to the executor or administrator of his estate, in full settlement and satisfaction of all claims and demands on behalf of the Executive. Such payments shall be in addition to any other death benefits of the Employer made available for the benefit of the Executive, and in full settlement and satisfaction of all payments provided for in this Agreement.

            (g) DISABILITY DETERMINATION. The Employer may deliver a Termination Notice, except that the subject thereof shall be the Executive's "disability," and terminate the Executive's employment if the Executive is determined to be "disabled," which term shall mean the Executive's inability, as a result of physical or mental incapacity, substantially to perform his duties hereunder for a period of either six (6) consecutive months, or one hundred and twenty (120) business days within a consecutive twelve (12) month period. In the event of a dispute regarding the Executive's "disability," such dispute shall be resolved through



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arbitration as provided in subparagraph (d) of Section 9 hereof, except that the arbitrator appointed by the American Arbitration Association shall be a duly licensed medical doctor. The Executive shall be entitled to the compensation and benefits provided under this Agreement during any period of incapacitation occurring during the term of this Agreement prior to the establishment of Executive's "disability" and subsequent termination of his employment. Upon the Executive's termination of employment under this Section 3(g), the Employer shall only be obligated to pay the Executive: (i) such Base Salary as shall have accrued through the effective date of termination; plus (ii) one-half (1/2) of the average of the two (2) most recent annual Performance Bonuses that the Executive received from the Employer multiplied by the number of full calendar months the Executive was employed during the then-current fiscal year of the Employer, and the Employer shall not have any further obligations to the Executive (other than payment of amounts remaining unpaid pursuant to declared Performance Bonuses for prior fiscal years and reimbursement of previously approved expenses).

            (h) TERMINATION UPON CHANGE IN CONTROL.

            (i) In the event of a Change in Control (as defined below) of the Employer and the termination of the Executive's employment by Executive or by the Employer under either 1 or 2 below in connection therewith ("Change in Control Termination"), the Executive shall be entitled to the Severance Amount determined under subparagraph (c) of this Section 3. The following shall constitute Change in Control Termination under this subparagraph (g):

                1. The Executive terminates his employment under this Agreement pursuant to a written notice to that effect delivered to the Board within sixty (60) days after the occurrence of the event constituting a Change in Control.

                2. Executive's employment is terminated (other than for cause or death or disability), but including Constructive Discharge, by the Employer or its successor, either within one (1) year prior to or following the event constituting a Change in Control.

                          (ii) For purposes of this subparagraph, the term
                "Change in Control" shall mean the approval by the shareholders of the Employer of: (1) a merger or consolidation of the Employer, if the shareholders of the Employer immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as was represented by their ownership of the combined voting power of the voting securities of the Employer outstanding immediately before such merger or consolidation; (2) a complete or substantial liquidation or dissolution, or an agreement for the sale or other disposition, of all or substantially all



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                of the assets of the Employer; or (3) a complete or substantial liquidation or dissolution or an agreement for the sale or other disposition of its general partnership interests in Wellington Properties Investments, L.P.

            Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because forty percent (40%) or more of the combined voting power of the then-outstanding securities is acquired by: (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation or other entity which, immediately prior to such acquisition, is substantially owned directly or indirectly by the stockholders of the Employer in the same proportion as their ownership of stock in the Employer immediately prior to such acquisition.

            (iii) If it is determined, in the opinion of the Employer's independent accountants, in consultation with the Employer's independent counsel, that any amount payable to the Executive by the Employer under this Agreement, or any other plan or agreement under which the Executive participates or is a party, would constitute an "Excess Parachute Payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Employer shall pay to the Executive a "grossing-up" amount equal to the amount of such Excise Tax and all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If at a later date, the Internal Revenue Service assesses a deficiency against the Executive for the Excise Tax which is greater than that which was determined at the time such amounts were paid, the Employer shall pay to the Executive the amount of such unreimbursed Excise Tax plus any interest, penalties and professional fees or expenses, incurred by the Executive as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. The Employer shall withhold from any amounts paid under this Agreement the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this subparagraph shall be made by the Employer's independent accountants, in consultation with the Employer's independent legal counsel. The Employer shall pay all accountant and legal counsel fees and expenses.

     4. CONFIDENTIALITY AND LOYALTY. The Executive acknowledges that during the course of his employment prior to his entry into this Agreement, he has produced, received and had access to, and may hereafter continue to produce, receive and otherwise have access to various materials, records, data, trade secrets and information not generally available to the public (collectively, "Confidential Information") regarding the Employer and its subsidiaries and affiliates. Accordingly, during and subsequent to any termination of this Agreement, on any basis, the Executive shall hold in confidence and shall not directly or indirectly disclose, use, copy or make lists of any such Confidential Information, except to the extent that (a) such information is or thereafter becomes lawfully available from public sources; or (b) such



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disclosure is authorized in writing by the Employer; or (c) such disclosure is required by law or by any competent administrative agency or judicial authority; or (d) such disclosure is otherwise reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder. All records, files, documents, computer diskettes, computer programs and other computer-generated material, as well as all other materials or copies thereof relating to the Employer's business, which the Executive shall prepare or use, shall be and remain the sole property of the Employer, shall not be removed from the Employer's premises without its written consent, and shall be promptly returned to the Employer upon termination of the Executive's employment hereunder. The Executive agrees to abide by the Employer's general policies, as in effect from time to time, respecting confidentiality and the avoidance of interests conflicting or appearing to be in conflict with those of the Employer.

     5. NON-COMPETITION COVENANT.

        (a) RESTRICTIVE COVENANT The Employer and the Executive have jointly reviewed the tenant lists, property submittals, logs, broker lists, and operations of the Employer, and have agreed that in consideration of this Agreement and the payment of the amounts described in Sections 2 and 3 hereof, the Executive hereby agrees that, except with the express prior written consent of the Employer, during the term of Executive's employment with the Employer hereunder (the "Restrictive Period"), he will not directly or indirectly compete with the business of the Employer, including, but not by way of limitation, by directly or indirectly violating any duty the Executive owes the Employer under applicable state law, owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of Employer to terminate employment with Employer and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates a business similar to that of the Employer (the "Restrictive Covenant"). For purposes of this subparagraph (a), a business shall be considered "similar" to that of the Employer if it is engaged in the ownership, acquisition, development, ownership, operation, management or leasing of multi-unit residential, commercial or industrial property (i) in any geographic market or territory in which the Employer owns properties either as of the date hereof or as of the date of termination of the Executive's employment; or (ii) in any "Target Market" publicly identified by the Employer; or (iii) in any market in which an acquisition is pending at the time of the termination of the Executive's employment. If the Executive violates the Restrictive Covenant and the Employer brings legal action for injunctive or other relief, the Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, the Restrictive Covenant shall be deemed to have the duration specified in this paragraph (a) computed from the date the relief is granted but reduced by the time between the period when the Restrictive Period began to run and the date of the first violation of the Restrictive Covenant by the Executive. In the event that a successor of the Employer assumes and agrees to perform this Agreement or otherwise acquires the Employer, this Restrictive Covenant shall continue to apply only to the primary service area of the Employer as it existed immediately before such assumption or acquisition and shall not apply to any of the successor's other



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offices or markets. The foregoing Restrictive Covenant shall not prohibit the
Executive from owning, directly or indirectly, capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than five percent (5%) of the outstanding capital stock of any corporation.

        (b) REMEDIES FOR BREACH OF RESTRICTIVE COVENANT. The Executive acknowledges that the restrictions contained in Sections 4 and 5 of this Agreement are reasonable and necessary for the protection of the legitimate proprietary business interests of the Employer; that any violation of these restrictions would cause substantial injury to the Employer and such interests; that the Employer would not have entered into this Agreement with the Executive without receiving the additional consideration offered by the Executive in binding himself to these restrictions; and that such restrictions were a material inducement to the Employer to enter into this Agreement. In the event of any violation or threatened violation of these restrictions, the Employer shall be relieved of any further obligations under this Agreement, shall be entitled to any rights, remedies or damages available at law, in equity or otherwise under this Agreement, and shall be entitled to preliminary and temporary injunctive relief granted by a court of competent jurisdiction to prevent or restrain any such violation by the Executive and any and all persons directly or indirectly acting for or with him, as the case may be, while awaiting the decision of the arbitrator selected in accordance with paragraph
(d) of Section 9 of this Agreement, which decision, if rendered adverse to the Executive, may include permanent injunctive relief to be granted by the court.

     6. INTERCORPORATE TRANSFERS. If the Executive shall be transferred by the Employer to an affiliate of the Employer, such transfer shall not be deemed a Constructive Termination or otherwise be deemed to terminate or modify this Agreement, and the employing corporation to which the Executive shall have been transferred shall, for all purposes of this Agreement, be construed as standing in the same place and stead as the Employer as of the date of such transfer. For purposes hereof, an affiliate of the Employer shall mean any corporation or other entity directly or indirectly controlling, controlled by, or under common control with the Employer. For all relevant purposes hereof, the tenure of the Executive shall be deemed to include the aggregate term of his employment by both the Employer and its affiliate.

     7. INTEREST IN ASSETS AND PAYMENTS. Neither the Executive nor his estate shall acquire any rights in any funds or other assets of the Employer, otherwise than by and through the actual payment of amounts payable hereunder; nor shall the Executive or his estate have any power to transfer, assign, anticipate, pledge, hypothecate or otherwise encumber any of said payments; nor shall any of such payments be subject to seizure for the payment of any debt, judgment, alimony, separate maintenance or be transferable by operation of law in the event or as a result of any bankruptcy, insolvency or other legal proceeding otherwise relating to the Executive.

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     8. INDEMNIFICATION.

        (a) The Employer shall provide the Executive (including his heirs, personal representatives, executors and administrators), during the term of this Agreement and thereafter throughout all applicable limitations periods, with coverage under the Employer's then-current directors' and officers' liability insurance policy, at the Employer's expense.

        (b) In addition to the insurance coverage provided for in paragraph (a) of this Section 8, the Employer shall defend, hold harmless and indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law, and subject to the requirements, limitations and specifications set forth in the Bylaws and other organizational documents of the Employer, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been an officer of the Employer (whether or not he continues to be an officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

        (c) In the event the Executive becomes a party, or is threatened to be made a party, to any action, suit or proceeding for which the Employer has agreed to provide insurance coverage or indemnification under this Section 8, the Employer shall, to the full extent permitted under applicable law, advance all expenses (including the reasonable attorneys' fees of the attorneys selected by Employer and approved by Executive for the representation of the Executive), judgments, fines and amounts paid in settlement (collectively "Expenses") incurred by the Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Employer of a written undertaking from the Executive covenanting: (i) to reimburse the Employer for all Expenses actually paid by the Employer to or on behalf of the Executive in the event it shall be ultimately determined that the Executive is not entitled to indemnification by the Employer for such Expenses; and (ii) to assign to the Employer all rights of the Executive to insurance proceeds, under any policy of directors' and officers' liability insurance or otherwise, to the extent of the amount of Expenses actually paid by the Employer to or on behalf of the Executive.

     9. GENERAL PROVISIONS.

        (a) SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Executive, the Employer, the Executive's personal representatives, the Employer's successors and assigns, and any successor or assignee of the Employer shall be deemed the successor to all or substantially all of the business and/or assets of the Employer, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Employer would be required to perform if no such succession had taken place. The Executive may neither assign his duties or obligations this Agreement, nor sell, assign, pledge,



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encumber, transfer or hypothecate his entitlement hereunder, and the Employer shall have no obligation to recognize any such purported alienation, or pay any funds to any party claiming the benefit thereof.

        (b) ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Executive and the Employer.

        (c) ENFORCEMENT AND GOVERNING LAW. The provisions of this Agreement shall be regarded as divisible and separate; if any of said provisions should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Wisconsin as it constitutes the situs of the corporation and the employment hereunder, without reference to the law regarding conflicts of law.

        (d) ARBITRATION. Except as otherwise provided in paragraph (b) of
Section 5, any dispute or controversy arising under or in connection with this Agreement or the Executive's employment by the Employer shall be settled exclusively by arbitration, conducted by a single arbitrator sitting in Milwaukee, Wisconsin, in accordance with the rules of the American Arbitration Association (the "AAA") then in effect. The arbitrator shall be selected by the parties from a list of eleven (11) arbitrators provided by the AAA, provided that no arbitrator shall be related to or affiliated with either of the parties. No later than ten (10) days after the list of proposed arbitrators is received by the parties, the parties, or their respective representatives, shall meet at a mutually convenient location in Chicago, Illinois, or telephonically. At that meeting, the party who sought arbitration shall eliminate one (1) proposed arbitrator and then the other party shall eliminate one (1) proposed arbitrator. The parties shall continue to alternatively eliminate names from the list of proposed arbitrators in this manner until each party has eliminated five (5) proposed arbitrators. The remaining arbitrator shall arbitrate the dispute. Each party shall submit, in writing, the specific requested action or decision it wishes to take, or make, with respect to the matter in dispute ("Proposed Solution"), and the arbitrator shall be obligated to choose one (1) party's specific Proposed Solution, without being permitted to effectuate any compromise or "new" position; provided, however, that the arbitrator is authorized to award amounts not in dispute during the pendency of any dispute or controversy arising under or in connection with this Agreement. The party whose Proposed Solution is not selected shall bear the costs of all counsel, experts or other representatives that are retained by both parties, together with all costs of the arbitration proceeding, including, without limitation, the fees, costs and expenses imposed or incurred by the arbitrator. Judgment may be entered on the arbitrator's award in any court having jurisdiction; including, if applicable, entry of a permanent injunction under paragraph (b) of Section 5.

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        (e) PRESS RELEASES AND PUBLIC DISCLOSURE. Any press release or other public communication by either the Executive or the Employer with any other person concerning the terms, conditions or circumstances of Executive's employment, or the termination of such employment, shall be subject to prior written approval of both the Executive and the Employer, subject to the proviso that the Employer shall be entitled to make requisite and appropriate public disclosure of the terms of this Agreement and any termination hereof, without the Executive's consent or approval, as may be required under applicable statutes, and the rules and regulations of the Securities and Exchange Commission and New York Stock Exchange. Employer shall be entitled to rely on the advice and counsel of its professional advisors in determining whether any such disclosure is required.

        (f) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

        (g) NOTICES. Notices given pursuant to this Agreement shall be in writing, and shall be deemed given when received if personally delivered, or on the first (1st) business day after deposit with a commercial overnight delivery service. Notices to the Employer shall be addressed and delivered to the principal headquarters office of the Employer, Attention: Chairman, with a copy concurrently so delivered to General Corporate Counsel to the Employer, Barack Ferrazzano Kirschbaum Perlman & Nagelberg, 333 West Wacker Drive, Suite 2700, Chicago, Illinois 60606, to the joint attention of Suzanne Bessette-Smith and Lynne D. Mapes-Riordan. Notices to the Executive shall be sent to the address set forth below the Executive's signature on this Agreement, or to such other address as Executive may hereafter designate in a written notice given to the Employer and its counsel.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WELLINGTON PROPERTIES TRUST,                         DUANE H. LUND
a Maryland real estate investment trust

By: /s/ Robert Rice                                  /s/ Duane Lund
   ------------------------------------              --------------------------
                                                     Address of Executive:
                                                     9169 Larkspur Lane
                                                     Eden Prairie, MN 55347



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